Exhibit (a)(5)(c)

For Immediate Release
Date: March 23, 2010
Calgary, Alberta
Listed:  TSX: VT, ASX: VTA

Viterra Commences Tender Offer to Acquire Dakota Growers Pasta Company, Inc.

Calgary, Alberta — Viterra Inc. (TSX: VT, ASX: VTA) announced today that it has commenced, through its wholly owned subsidiary a cash tender offer to purchase all outstanding shares of common stock of Dakota Growers Pasta Company, Inc. at a price of USD$18.28 per share and all outstanding shares of Series D preferred stock of Dakota Growers at a price of USD$0.10 per share. The tender offer is being made pursuant to the merger agreement entered into on March 10, 2010. The transaction has the unanimous approval of both Dakota Growers’ Board of Directors and Viterra’s Board of Directors.

Viterra will today file with the Securities and Exchange Commission (“SEC”) a tender offer statement on Schedule TO that provides the terms of the tender offer and Dakota Growers will file a solicitation/recommendation statement on Schedule 14D-9 that includes the recommendation of Dakota Growers’ Board of Directors that Dakota Growers stockholders accept the tender offer and tender their shares into the offer.

The tender offer will expire at midnight (EDT) on Monday, May 3, 2010, unless extended in accordance with the merger agreement and the applicable rules and regulations of the SEC. The closing of the tender offer is conditioned upon the tender of more than 50 per cent of the outstanding shares of common stock of Dakota Growers on a fully diluted basis. The closing is also conditioned upon expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions.

Wells Fargo Bank, N.A. is the depositary for the tender offer and Kingsdale Shareholder Services Inc. is the information agent for the tender offer.

Important Additional Information

On the date hereof, Viterra Inc. (“Viterra”) and certain of its wholly-owned subsidiaries will file a Tender Offer Statement on Schedule TO (including an Offer to Purchase, Letters of Transmittal and related tender offer documents, the “Tender Offer Documents”) with the Securities and Exchange Commission (the “SEC”).  This press release is for informational purposes only and does not constitute an offer to purchase, or a solicitation of an offer to sell, shares of common stock or Series D preferred stock of the Company, nor is it a substitute for the Tender Offer Documents. Investors and Dakota Growers stockholders are strongly advised to read the Tender Offer Documents, the related Solicitation/Recommendation Statement on Schedule 14D-9 that will be filed by Dakota Growers with the SEC, and other relevant materials when they become available, because they will contain important information.

Investors and Dakota Growers stockholders can obtain copies of these materials (and all other related documents filed with the SEC) when available, at no charge on the SEC’s website at www.sec.gov. Investors and Dakota Growers stockholders may also read and copy any reports, statements and other information filed by Viterra or Dakota Growers with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Forward-Looking Information

This release contains forward looking statements that involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such statements.  Risks and uncertainties include uncertainties as to the timing of the tender offer and merger; uncertainties as to how many Dakota Growers stockholders will tender their shares in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; as well as risks detailed from time to time in Dakota Growers’ public disclosure filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2009, subsequent quarterly filings on Form 10-Q and the Solicitation/Recommendation Statement to be filed by Dakota Growers in connection with the tender offer.

Viterra can give no assurance that any of the transactions related to the offer or the merger will be completed or that the conditions to the offer and the merger will be satisfied. The information contained in this press release is as of March 23, 2010. Viterra disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the period covered by this release or otherwise.

About Viterra

Viterra Inc. provides premium quality ingredients to leading global food manufacturers. Headquartered in Canada, the global agribusiness has extensive operations across Western Canada, Australia, and New Zealand, with Adelaide, Australia as the base for Viterra’s Southeast Asian operations. Our growing international presence also extends to operations in the United States, offices in Japan, Singapore, China and Switzerland. Driven by an entrepreneurial spirit, we operate in three distinct businesses: grain handling and marketing, agri-products, and value-added processing.  Our expertise, close relationships with producers, and superior logistical assets allow the company to consistently meet the needs of the most discerning end-use customers, helping to fulfill the nutritional needs of people around the world.

MEDIA CONTACT:

Peter Flengeris

Investor Relations and Corporate Affairs

Viterra Inc.

(306) 569-4810

Website: www.viterra.ca

DAKOTA GROWERS STOCKHOLDER QUESTIONS:

Please call North American Toll Free Phone: 1-888-518-6812

Email: contactus@kingsdaleshareholder.com

Toll Free Facsimile: 1-866-545-5580